TRICO MARINE SERVICES, INC.

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Trico Marine Services, Inc. on Form S-3 (SEC File No. 333-34466) and Form S-8 (SEC File Nos. 333-07149 and 333-44221) of our reports dated February 16, 2001, on our audits of the consolidated financial statements and financial statement schedule of Trico Marine Services, Inc. and Subsidiaries as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999 and 1998, which reports are included in this Annual Report on Form 10-K.

/S/ PRICEWATERHOUSCOOPERS LLP PricewaterhouseCoopers LLP

New Orleans, Louisiana
March 5, 2001